Exhibit 18.1
March 14, 2006
US Airways Group, Inc.
Tempe, Arizona
Ladies and Gentlemen:
We have audited the consolidated balance sheets of US Airways Group, Inc. (“Group”) and its indirect wholly-owned subsidiary America West Airlines, Inc. (“AWA”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and have reported thereon under date of March 14, 2005. The aforementioned consolidated financial statements and our audit reports thereon are included in Group’s and AWA’s combined annual report on Form 10-K for the year ended December 31, 2005. As stated in Note 4 and Note 3 to the financial statements of Group and AWA, respectively, during the fourth quarter of 2005, AWA changed its method of accounting for major overhaul maintenance activities from the deferral method of accounting to the direct expense method. Under the new accounting method, maintenance costs are recognized as expense as maintenance services are performed. Also, as stated in Notes 4 and 3, respectively, Group and AWA believe that the newly adopted accounting principle is preferable in the circumstances because the direct expense method is the predominant method used in the airline industry, and because it eliminates significant judgment and estimation inherent under the deferral method. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in AWA’s circumstances.
Very truly yours,
/s/ KPMG LLP